SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                     FORM 15


          CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER
             SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR
            SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND
                  15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                     1-14633
                             Commission File Number


                        BRIDGESTREET ACCOMMODATIONS, INC.
             (Exact name of registrant as specified in its charter)

                              2242 Pinnacle Parkway
                              Twinsburg, Ohio 44087
                                 (330) 405-6060
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                     Common Stock, par value $0.01 per share
            (Title of each class of securities covered by this Form)


                                      None
   (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)  /X/                    Rule 12h-3(b)(1)(i)  /X/
         Rule 12g-4(a)(1)(ii) / /                    Rule 12h-3(b)(1)(ii) / /
         Rule 12g-4(a)(2)(i)  / /                    Rule 12h-3(b)(2)(i)  / /
         Rule 12g-4(a)(2)(ii) / /                    Rule 12h-3(b)(2)(ii) / /
                                                     Rule 15d-6           / /

  Approximate number of holders of record as of the certificate or notice date:
One

         Pursuant to the requirements of the Securities Exchange Act of 1934, BRIDGESTREET Accommodations, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: July 14, 2000                     By:  /s/ Christopher L. Bennett
                                             ----------------------------
                                             Name: Christopher L. Bennett
                                             Title: Vice President